Exhibit 99.1

Life Clips, Inc.

Fourth Quarter 2021 Earnings Conference Call

Tuesday, March 29, 2022, 4:30 PM Eastern

CORPORATE PARTICIPANTS Robert Grinberg - Chief Executive Officer Victoria Rudman - Chief Financial Officer Praveen Kumar - President, Belfrics Manideep Gopishetty - President, Cognitive Apps

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PRESENTATION

Operator

Good afternoon, and welcome to the 2022 Virtual Update for Life Clips’ stockholders. Today on the call with us we have Robert Grinberg, Life Clips’ CEO, Victoria Rudman, the company’s CFO, Praveen Kumar, President of Belfrics and Board member, and Dr. Manideep Gopishetty, President, Cognitive Apps and Board member.

We will begin the call with a brief business update and overview of the company’s current situation. Following the update, management will answer questions that were sent in advance prior to the call.

Before we begin, I would like to remind listeners that comments made during this call by management will include forward-looking statements within the meanings of federal securities laws. These forward-looking statements involve risks and uncertainties that could cause actual results to be materially different from any anticipated results. The company has no obligation to update any of the forward-looking statements on this call, and does not intend to do so.

For a list and description of risks and uncertainties, please review the company’s filings with the SEC. Importantly, this conference call contains time-sensitive information that is accurate only as of the date of the broadcast, today, March 29, 2022. Except as required by law, Life Clips undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this call.

Now I would like to introduce Robert Grinberg, CEO of Life Clips. Mr. Grinberg?

Robert Grinberg

Thank you. Good afternoon everyone. Welcome to our 2022 stockholders call. As CEO of Life Clips, it’s my pleasure to be here today for this virtual stockholders’ update. This allows us to be more inclusive and reach a greater number of our stockholders.

At this point, I’d like to introduce the other members of the board with us today. Victoria Rudman has been with the company as the CFO, Secretary, Treasurer and Director since January 2017. Dr. Charles Adelson is an independent Board Member and has been appointed as a member of our Board of directors on August 2017. Mr. Praveen Kumar is the founder and CEO of Belfrics Holding and was appointed as the member of our Board in 2021, and Dr. Manideep Gopishetty, is the co-Founder and CEO of Cognitive App Solutions Inc, and was appointed as a member of the Board of Directors in 2021.

Now it’s my pleasure to introduce Life Clips’ CFO, Secretary, Treasurer, Victoria Rudman. I will turn to her with my procedural issues that may arise in any part of this meeting. Victoria?

Victoria Rudman

Thank you Rob, and good afternoon everyone. Thank you for joining us. Please note that this call is being recorded, however no one attending via the webcast or telephone is permitted to use any audio recording device. A transcript of the call will be available within five days after today’s meeting in a Form 8-K filing.

Now, Robert Grinberg, Praveen Kumar and Dr. Manideep Gopishetty will each give a brief presentation followed by our question and answer session. Robert?

Life Clips, Inc.

Tuesday, March 29, 2022, 4:30 PM Eastern

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Robert Grinberg

Thank you Victoria. I’d like to start by saying we had an extraordinary pace of development over the last year, making us strong and leaving Life Clips’ positioned for additional growth. As most of you know, on April 5, 2021 Life Clips acquired Cognitive App Software Solutions. And then August 25th 2021, we acquired Belfrics group of companies. Cognitive Apps is a developer of Artificial Intelligence applications for the healthcare and mental health industries, and Belfrics is a global fintech firm with its own blockchain cryptocurrency exchange as well as the multi-featured trading platform for digital assets and cryptocurrencies.

2021 was not only a year of tremendous growth and development for Life Clips, it was also a period of incredible gain in the crypto economy. The total crypto market capitalization peaked at $3.1 trillion in November 2021, and ended the year at $2.3 trillion, which is up nearly three-fold from approximately $800 billion at the end of 2020. This past year also saw strong growth and utilization of crypto. Some of examples are non-fungible tokens, decentralized finance options, decentralized applications, play to earn gaming and a metaverse-related opportunity as well.

Additionally, the value locked in with DeFi applications increased 13 times throughout 2021 to approximately $250 billion at year end. This demonstrates that peer to peer financial services are definitely growing. And while it is early days, we believe that it’s clear that the blockchain technologies will be the foundation to Web3 and ultimately development of the metaverse. In addition to completing these acquisitions, Life Clips successfully closed the $5 million Reg A offering. These funds provided us with working capital for expansion of Cognitive Apps and Belfrics subsidiary, as well as general corporate purposes.

At this point, I’d like to ask Dr. Manideep Gopishetty to provide us with the update on Cognitive Apps. Dr. Gopishetty, please.

Manideep Gopishetty

Thank you Rob. Today’s healthcare providers need to find new ways to connect with their patients and improve processes across the continuum care. Having access to a complete patient history pulled from multiple sources is the first step on the journey to better communication, higher productivity and improved patient outcomes.

The Workforce Mental Health Analytical Platform designed by Cognitive Apps addresses this problem for mental health disorders in both hospitals and clinics. It delivers a comprehensive approach to well-being, supporting the whole person, demonstrating the care from the organization and integrating with the whole ecosystem. In 2021 Cognitive Apps filed an FDA pre-market notification under 510-K process to make the solution a part of clinical workflow in modern mental health care facilities.

Cognitive Apps provides instant, data-driven and actionable insight into workforce dynamics and mental health of employees and patients. Cognitive Apps uses AI-controlled mental health monitoring tools that uses voice tone and context analysis to analyze tone and emotional state. User data is not stored but instantly deleted after the analysis and all storage and data solutions are HIPAA and GDPR-compliant.

Cognitive Apps API is an AI-based technology that detects user’s emotions and mental health and integrates the results into existing workflows. It scans emotions, exhaustion, stress, depression, moods, and mental state through voice and text messages received from users.

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Cognitive Apps delivers its services through Aiki chatbot. Aiki is an AI-based interactive assistant that makes it easy to measure, understand, and improve the mental health of employees. The Aiki app uses voice analysis to screen for early signs of mental health conditions.

Aiki delivers CBT Cognitive Behavioral Therapy and IPT which is Interpersonal Psychotherapies using chatbot which and includes the voice analysis solution that takes in other health data from Apple and Google HealthKit to make a more accurate analysis of one’s mental health. Aiki was developed to capitalize on the trends towards artificial intelligence platforms utilized by employers to raise awareness of employees’ mental health.

Cognitive Apps is developed by a team of licensed psychotherapists that makes use of vocal biomarkers to screen for early signs of mental health conditions, such as stress and depression. Aiki is available on Apple’s App Store.

Our Aiki mobile app product was launched on the Apple App Store the first week of August 2021. The new AI-based intuitive mental health Chatbot was announced in a press release on August 12th. It was also available to Android users as of September. Aiki is an interactive assistant that makes it easy to measure, understand, and improve the mental health of employees. The product aims to capitalize on the trends towards artificial intelligence platforms utilized by employers to raise awareness of employees’ mental health.

Aiki uses proprietary voice tone analysis and context analysis, which is processed by Cognitive Apps AI. It is a next generation Chatbot for understanding and managing an individual’s mental health that includes tracking of emotions and mood, analysis of mental state, treatment for improving mental well-being.

Aiki will target corporate users who want to use Cognitive Apps vocal biomarkers to target improved employee mental health. According to a recent article on BenefitsPro.com, research by Gallup shows mental health and emotional well-being have plunged to their lowest levels since 2001. Another study charted a 50% rise in depression and a 60% drop in focus among all ages in the workplace at the start of the year. Mental health at work was called one of the most far-reaching workplace issues of 2019, well before COVID, which creates a tremendous opportunity for Aiki.

At this point, I would like to turn the call over to Praveen Kumar, CEO of Belfrics. Praveen?

Praveen Kumar

Thank you Dr. Gopishetty. The Belfrics Group of Companies currently operates digital currency exchanges in several countries, including Malaysia, India, Kenya, Nigeria and Tanzania in addition to providing other blockchain-related technologies and solutions. We are licensed in Malaysia by Labuan Financial Services Authority. The first exchange was started in Singapore in 2016, which was followed by expansion into Malaysia, India, Kenya, Nigeria and Tanzania.

Belfrics is equipped with its own blockchain-based KYC solution. This makes us one of the few global exchanges equipped to track and monitor digital currency transactions and effectively deliver inter-operable digital currency data transfer between exchanges and financial institutions.

With an in-house developed trading platform and with regulatory compliance experience in Asia, Asia Pacific, Africa and the Middle East, Belfrics is poised to comply with upcoming regulations when such frameworks are inevitably imposed on the industry.

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Our end-to-end Belrium identification process is a strong measure to prevent financial client and market abuses. Belrium will be serving as a decentralized infrastructure for KYC verification. This system will provide the key assistance in the verification and identification process or the originator and beneficiary of the transactions involved, further eliminating the risk of identifying the destination and the source of the funds that was received or sent by the client. Belfrics is divided into several divisions: Exchanges, KYC Solutions, Research and Development, and Learning. I will discuss each division in greater detail.

Exchanges, we operate cryptocurrency exchanges in Malaysia, India, Kenya, Nigeria, and Tanzania. Currently, customers can trade in Bitcoin, Ethererum, Litecoin, Bitcoin cash, Ripple, Omisego, OX protocol, Storj, Golem, Belrium, Xereum, and USDT. These exchanges allow participants to buy and sell crypto-currencies and trade cryptocurrency pairs.

Belfrics intends to add the following tokens during the first half of 2022 which are Tron, Doge, Stellar, Fantom, Dash, Cardano, Filetoken, DYDX, Link, WBTC, Paxgold, Matic, USDC and Siba inu. Belfrics’ exchanges provide an online trading platform where buyers and sellers of crypto-currencies can register an account, deposit their assets and trade with each other seamlessly.

The market is operated on a 24/7 basis. For each transaction, a trading fee is charged, which ranges from 0.2% to 0.5% on the traded volume. We also have a subscription model that is available for high volume traders. In addition to the trading fee, the exchange also charges for listing of tokens, ancillary services for the tokens and payment gateway solutions.

Belfrics also provides custodial services for crypto holdings by providing both hot and cold wallet services. Belfrics is using Thresh0ld, a leading wallet solution provider. A Hot Wallet is a wallet that is connected to the internet, enabling it to broadcast transactions. A Cold Wallet or Cold Storage is storage in any fashion that is disconnected from the internet.

Common examples include offline computers, USB drives, or paper records. In addition to the security provided by Belfrics and Thresh0ld, Thresh0ld covers all wallet holders with a considerable amount of insurance coverage. In addition, Belfrics partnered with Coin cover to provide additional insurance coverage for users based on their holding values.

On Q4 2021, Belfrics had a volume of $1.1 billion in spot exchanges and $450 million in Forex and derivatives across its exchanges generating revenue of more than $2 million. Currently, revenue from Forex and derivatives is limited as Belfrics has limited its charges by headed on-boarding customers during this initial phase of Forex implementation.

Through BT 18, we also provide a white label exchange platform that is a software solution for entrepreneurs looking to own and run a digital currency exchange in their market without having to invest in software and infrastructure. KYC Solutions, the Decentralized Belrium KYC-based blockchain is based on the fusion of public and private blockchain technology. The public blockchain enables global remittances and the private blockchain is targeted to aid KYC compliance.

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Tuesday, March 29, 2022, 4:30 PM Eastern

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The evolving regulations related to KYC compliance have made KYC-based systems more complex and have increased the time for customer on-boarding. This is where Belrium is different. It offers customers a secure, private and decentralized ecosystem that aims to minimize the repetition related to KYC compliance, saving everybody involved a considerable time and cost.

The Belfrics blockchain is built to be KYC compliant and provide a means to safely store and verify one’s digital identity. Once verified through the Belrium blockchain, different organizations can verify that user’s identity without having to take possession of the user’s identity documents and risk them being disclosed to unauthorized third parties.

The Belfrics blockchain is designed through Delegated Proof of Stake consensus mechanism. Smart contracts deployed on Belrium blockchain empowers the distributed computer programs to arrange on-line contractual agreements in a cryptographically secure fashion. These smart contracts, programs based on distributed public ledger ensures that the Belrium blockchain remains transparent, decentralized, and protected from any kind of external efforts to manipulate the results.

The Belrium KYC solution is meant to be reusable, convenient, private and secure. Reusable KYC lowers the total cost of ownership as a result can share the verified claims with multiple entities. This dramatically reduces the overhead costs related to compliance and fraud prevention controls.

Building a proprietary KYC capability is a costly, risky and time-consuming proposition. Companies of any size can simplify their user on-boarding experience by using Belrium KYC compliant blockchain. Users can reuse their verified data several times. With Belrium, organizations easily obtain proof that identifies information has been authenticated by a trusted institution. The company in need of KYC receives only the necessary data to fulfill the request. By eliminating the sharing of unnecessary amount of data, Belrium works to ensure privacy.

Belrium stores a user’s personal information using high level encryption. The user reviews all requests for their information and chooses whether to approve or deny each request. The data remains under the user’s full control and Belrium makes it virtually impossible for malicious groups or hackers to gain access to the user’s information.

Research and Development. Belfrics BT is a technology division of Belfrics, dedicated to the research and development of customized blockchain solutions for government bodies, clients from the healthcare, manufacturing, supply chain, finance, banking and retail industries. With a team of more than 100 developers, consisting of both employees and independent contractors, most of whom have been technoprenuers and have worked with Silicon Valley startups prior, Belfrics BT has successfully been able to build their own blockchain, and work on large-scale blockchain solutions for governments and conglomerates from our clientele.

Belfrics Academy’s mission is to develop the global blockchain environment by bridging the knowledge gap and establishing itself as a beacon for blockchain education. It also aims to revolutionize education through blockchain technology. It is estimated that there will be a need for over 500,000 blockchain developers in the upcoming years, thus the need for effective education in this space is high.

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Belfrics BT has recently signed an MOU with Kenya Red Cross on the exploration of blockchain use in health, education and humanitarian sectors. The collaboration will include an IFO 2 Hospital in Daadab, which serves 200 to 300 outpatients per day. This is an excellent opportunity for us to deploy Belyo solution for the health sector and we intend to expand the solutions to multiple hospitals across our region of operations.

In the education sector, we signed another MOU with MITS, an education division of Maharashtra State in India, to issue 50,000 certificates to students for skills development. We will continue to foster our collaboration with industry leaders to accelerate the adoption of Belrium blockchain solutions across the globe. Thank you.

QUESTION AND ANSWER

Victoria Rudman

Thank you, Praveen. Now we would like to open the meeting up for the stockholder questions we received in advance of today’s meeting. The operator will ask the questions, which in turn will be answered by the officers of Life Clips.

Operator

Thank you Ms. Rudman. Is the volume reported for Belfrics Exchange on Nomics.com accurate?

Praveen Kumar

All the info displayed by Nomics are correct data as these are fed directly from our platform. Be it Nomics, Coinmarketcap or Coingeko, all of them pull live data through an API from the exchanges and display the volume and related information. So, all of these are accurate figures. If your question is in regards to whether the volume corresponds to measurable revenue, there will be a mismatch. This is mainly due to the fact that we have a subscription model also, which means one client could trade $1 million with a $150 subscription. Some of our pricing is proprietary, so we do not have any plans to provide a breakdown of our revenue based on volume.

Operator

What are the 2022 plans for Cognitive Apps?

Manideep Gopishetty

Since we have launched Aiki and began working on improvising the technology, the app has received 92,000 impressions in the last month and over 1.9 thousand downloads. The unit economics of the app has turned positive with over 10% retention rate, with a nearly three times higher than the mental health app industry average of 3.3%. We are continuously working towards bringing immense shareholders value, and we would be looking at exponential growth when Cognitive Apps enters into next phase, where we extensively focus on marketing and business expansions activities.

Operator

Will Belfrics be opening exchanges or having operations in Europe and North America?

Praveen Kumar

As we have mentioned previously, we definitely have plans to expand Belfrics into other countries. Please keep in mind there are various licensing requirements involved for each country. We do not want to have any issues with the various regulators, so we made the decision not to discuss publicly where we are in the licensing process.

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Operator

The recent press release about the university certificates and Kenya’s Red Cross using Belfrics blockchain was great news. What the general population misses out on, though, was any foresight into what the costs will be for accessing the certificates, price schedules for what volume of certs accessed per university and how all this great news will be monetized into revenue for the company. Why are the pricing details and revenue projection not included?

Robert Grinberg

That is a very good question. Firstly, most growth companies, especially like Life Clips, don’t make revenue projections. The primary reason that we don’t include numbers, is because the pricing information is proprietary, and it’s customized for the needs of each individual client. The industry is highly competitive, and the last thing we want to do is give away this type of proprietary information in a press release. As the Company moves forward, and Belfrics does continue to build on its Belrium blockchain based BelYo platform, we plan to update the shareholders and interested parties on the progress of these contracts immediately.

Operator

In the most recent 10-K, total liabilities went from $7.8 million to $30 million. Where did that increase come from?

Victoria Rudman

The $22.3 million increase in liabilities is primarily related to the Belfrics acquisition. The line items due to related parties increased by $3 million as a result of loans from their shareholders in various entities. Accounts Payable increased by $2 million, and was offset by some decreases in the Accrued Expenses, Interest Payable, and Derivative Liabilities. It is the Long-Term Contingent Liability which is a new $19 million estimated value of the milestone stock due from Life Clips to Belfrics based on the probability calculations of meeting the milestones. As the milestones are met and Belfrics receives its payments, the $19 million will be adjusted downward. The biggest driver however is our stock price as that increases the liability will significantly decrease.

Operator

Life Clips’ Q4 earnings were great and needed to be out everywhere, why we didn’t put out a really nice press release?

Robert Grinberg

As everyone knows, our 10Q was late. We believe we have taken the necessary steps to avoid this situation in the future, but the 10Q was filed as soon as it was completed. So, we didn’t have the option of taking a couple of days to write a stellar press release and have it approved by our legal counsel. So in the future, we will do our best to issue a press release detailing the quarterly and annual numbers to the best of our business.

Operator

How does Life Clips plan to finance its expansion, and how this affects shareholder value and the stock price? Also, are their plans to buy back shares?

Victoria Rudman

Life Clips recently filed a $10 million Reg A with the SEC. We would be very happy if we could rate the entire $10 million immediately. That beings said, Life Clips was able to generate over $2 million in revenue in less than three months. By investing money from our first Reg A filing, we believe by raising capital and putting it to work to grow our bottom line business, the value created by additional revenues and assets will far exceed the dilution to shareholders. No, we haven’t considered any stock buyback as we believe investing the company’s cash into our growing business will provide far greater returns on CAPEX.

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Operator

I saw an increase of 35 million shares on the last share structure update. Is that the note holder selling those shares?

Victoria Redman

We issued some shares recently to settle some historical obligations, which will directly decrease our balance sheet convertible note payable liability line item. We have authorized our transfers and securities, transfer corporations provide information on the share account to OTC markets. So, it should be accurate.

Operator

What are your biggest challenges right now in meeting your current goals as a company?

Robert Grinberg

This is an excellent question. Like any other small cap company, the biggest problem that we believe Life Clip faces is being able to raise sufficient capital to work our business plan to its fullest while minimizing the amount of dilution to our shareholders, which is very important to us. The majority of my day is spent talking with investment bankers and large investors about potential sources of funding which is what we need and in order for us to thrive we will achieve. As many of you know, for the past 20 years I have been on the other side of these calls as an investor. The knowledge I gained over the years as an investor provides me with both the company and the shareholders with tremendous advantage.

Operator

What is Life Clips’ long-term goal?

Robert Grinberg

Well, our first priority is to expand the Belfrics’ global footprint and become a fixture in the crypto blockchain industry. In order to accomplish this we need to raise capital for the expansion and marketing to streamline our focus and businesses as well as increase the value in our stock price. Since I began this journey with you I continue to deliver on my promise to create value in the company and its long-term goals.

CONCLUSION

Operator

This concludes Life Clips 2022 virtual stockholders’ update. Thank you all for joining.

Life Clips, Inc.

Tuesday, March 29, 2022, 4:30 PM Eastern